Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following registration statements of Alliance Imaging, Inc., Nos. 333-73314, 333-73316 and 333-120130 on Form S-8 of our reports dated March 16, 2006, relating to the consolidated financial statements and financial statement schedule of Alliance Imaging, Inc., and management’s report on the effectiveness of internal control over financial reporting appearing in this Annual Report on Form 10-K of Alliance Imaging, Inc. for the year ended December 31, 2005.

/s/ DELOITTE & TOUCHE LLP

Costa Mesa, California
March 16, 2006